Exhibit 99.1

 FOR IMMEDIATE RELEASE

CHINA COMMERCIAL CREDIT RECEIVES NASDAQ DELISTING NOTICE

WUJIANG, CHINA, February 24, 2015 - China Commercial Credit, Inc. (NasdaqCM: CCCR), a microfinance company providing financial services to small-to-medium enterprises (SMEs), farmers and individuals in Jiangsu Province, today said it has received a notice from The Nasdaq Stock Market notifying the Company that, since the Company failed to file the Form 10-Q for the quarter ended September 30, 2014 (the “Q3 10-Q”) with the Securities and Exchange Commission by the required date of February 17, 2015, pursuant to Nasdaq Listing Rule 5810 (b), trading of the Company’s common stock will be suspended from The Nasdaq Capital Market at the opening of business on March 2, 2015. In connection with such suspension a Form 25-NSE will be filed by Nasdaq with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market, unless the Company requests an appeal of this determination.

The Company has appealed the above determination to a Hearings Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Nasdaq has granted a 15-day stay of the suspension until March 13, 2015 and notified the Company that the hearing is scheduled for April 16, 2015. The Company has requested a further stay of the suspension through the hearing date.

About China Commercial Credit

China Commercial Credit (http://www.chinacommercialcredit.com), founded in 2008, provides business loans and loan guarantee services to small-to-medium enterprises (SMEs), farmers and individuals in China's Jiangsu Province. Due to recent legislation and banking reform in China, these SMEs, farmers and individuals -- which historically had been excluded from borrowing funds from State-owned and commercial banks -- are now able to borrow money at competitive rates from microfinance lenders.

Investors seeking additional information on CCCR or wishing to register for company Email Alerts may go to http://www.ir-site.com/china-commercial-credit/default.asp or the Asia IR/PR client page at http://asia-irpr.com/clients/cccr/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of United States securities laws. You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. You should review the factors described in the section entitled "Risk Factors" in our Form 10-Q filed with the SEC on February 17, 2015 and other documents we file from time to time with the SEC. We qualify all of our forward-looking statements by these cautionary statements.

CONTACT:

Jimmy Caplan

Asia IR/PR

512-329-9505

jimmy@asia-irpr.com